Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lori Steiner or William Cornely at (614) 356-5524

DOMINION HOMES ANNOUNCES RECEIPT OF NASDAQ DEFICIENCY NOTICE

DUBLIN, Ohio – January 4, 2008 – Dominion Homes, Inc. (NASDAQ: DHOM) today announced that on December 31, 2007 the Company received notification from The Nasdaq Stock Market, Inc. (“Nasdaq”), indicating that the Company is not in compliance with the continued listing requirement of Nasdaq Marketplace Rule 4450(a)(5) because for the last 30 consecutive days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement. In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, until June 30, 2008, to regain compliance with the minimum bid requirement. If, at any time before June 30, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that it has achieved compliance.

If compliance cannot be demonstrated by June 30, 2008, then Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listings Qualification Panel.

The Company intends to monitor the market value of its publicly held securities and consider available options if its common shares do not trade at a level likely to result in the Company regaining compliance with the minimum bid price of the publicly held shares requirement by June 30, 2008

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.